EXHIBIT 99.2

inTEST Corporation

FIRST QUARTER 2020 EARNINGS ANNOUNCEMENT

CONFERENCE CALL SUPPLEMENTAL INFORMATION

MAY 8, 2020

inTEST Corporation (NYSE American: INTT) is providing Supplemental Information in conjunction with our 2020 first quarter press release in order to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our quarterly conference call. The conference call will begin today, Friday, May 8, 2020, at 8:30 am EST. To access the conference call, please dial (323) 794-2598 or (800) 458-4121. The passcode for the conference call is 1878028. Please reference the inTEST 2020 Q1 Financial Results Conference Call. In addition, a live webcast will be available on inTEST’s website, www.intest.com under the “Investors” section and a replay of the webcast will be available for one year following the live broadcast.

The historical roots of inTEST serve the inherently cyclical semiconductor market. In addition, we also serve a number of diversified growth markets for our precision equipment. As the cornerstone of inTEST, the semiconductor market (Semi Market) is an important component of our business. Complementing this market is our ‘Non-Semi’ market, which is referred to as ‘Multimarket.’ ‘Multimarket’ represents our diversification and refers to any markets other than the semiconductor market. This stems from our strategic objective of growing our business in non-semiconductor markets both organically as well as through acquisition. It is important to note that business within our Thermal segment can fall into either ‘Semi’ or ‘Multi,’ depending upon how our customers utilize our products or upon their respective applications.

Please see the “Reconciliation of Net Earnings (Loss) (GAAP) to EBITDA (Non-GAAP)” later in this document for more details on this non-GAAP financial measure, as well as a reconciliation from net earnings (loss) to EBITDA, a non-GAAP financial measure.

Summary of Business and Financial Highlights

Today we reported the following results for the first quarter of 2020:

●

Bookings were $13.8 million, up 24% from $11.1 million reported for Q4 2019, and up 16% from $11.9 million reported for Q1 2019. Multimarket bookings were 51% of total bookings for Q1 2020, compared to 59% in Q4 2019 and 53% in Q1 2019.

●

Net revenues were $11.2 million, down 18% from $13.6 million reported for Q4 2019, and down 38% from $18.1 million reported for Q1 2019. Multimarket net revenues were 55% of total net revenues for Q1 2020, compared to 55% in Q4 2019 and 44% in Q1 2019.

●	Gross margin was $4.9 million or 43%, down from $6.5 million or 48% reported for Q4 2019, and down from $8.8 million or 49% reported for Q1 2019.

●	Operating (loss) was $(1.4) million, down from operating income of $596,000 reported for Q4 2019 and down from operating income of $1.4 million reported for Q1 2019.

●

Net (loss) was $(1.1) million or $(0.11) per diluted share, down from net earnings of $724,000 or $0.07 per diluted share reported for Q4 2019, and down from net earnings of $1.1 million or $0.11 per diluted share reported for Q1 2019.

Summary of Bookings and Net Revenues

Bookings by end market served in dollars and as a percentage of total bookings and net revenues by end market served in dollars and as a percentage of total net revenues for the periods presented:

($ in 000s)	Three Months Ended
					Change				Change
	3/31/2020		12/31/2019		$	%	3/31/2019		$	%
Bookings
Industrial	$5,061	36.7%	$3,825	34.3%	$1,236	32.3%	$4,683	39.4%	$378	8.1%
Electronic Test	2,023	14.7%	2,703	24.3%	(680)	-25.2%	1,639	13.8%	384	23.4%
Multimarket (Non-Semi)	$7,084	51.4%	$6,528	58.6%	$556	8.5%	$6,322	53.1%	$762	12.1%
Semi Market	6,692	48.6%	4,612	41.4%	2,080	45.1%	5,573	46.9%	1,119	20.1%
	$13,776	100.0%	$11,140	100.0%	$2,636	23.7%	$11,895	100.0%	$1,881	15.8%

Net Revenues
Industrial	$4,227	37.7%	$5,248	38.6%	$(1,021)	-19.5%	$5,946	32.9%	$(1,719)	-28.9%
Electronic Test	1,992	17.7%	2,291	16.8%	(299)	-13.1%	2,005	11.1%	(13)	-0.6%
Multimarket (Non-Semi)	$6,219	55.4%	$7,539	55.4%	$(1,320)	-17.5%	$7,951	44.0%	$(1,732)	-21.8%
Semi Market	5,011	44.6%	6,075	44.6%	(1,064)	-17.5%	10,111	56.0%	(5,100)	-50.4%
	$11,230	100.0%	$13,614	100.0%	$(2,384)	-17.5%	$18,062	100.0%	$(6,832)	-37.8%

First quarter Multimarket bookings were $7.1 million, or 51% of total bookings, compared with $6.5 million, or 59% of total bookings in the fourth quarter.

First quarter Multimarket net revenues were $6.2 million, or 55% of total net revenues, compared with $7.5 million, or 55% of total net revenues in the fourth quarter.

Top 10 customers represented 34.6% of net revenues for the first quarter and there were no customers that exceeded 10% of net revenues.

Summary of Component Material Costs, Cost of Revenues and Gross Margin

Component material costs, cost of revenues and gross margin by segment in dollars and as a percentage of total net revenues in the periods presented:

($ in 000s)	Three Months Ended
	3/31/2020		12/31/2019		3/31/2019
Thermal
Component material costs	$2,762	29.6%	$3,165	31.5%	$4,161	32.9%
Cost of revenues	$5,004	53.6%	$5,375	53.5%	$6,722	53.2%
Gross margin	$4,330	46.4%	$4,673	46.5%	$5,912	46.8%

EMS
Component material costs	$635	33.5%	$1,123	31.5%	$1,830	35.7%
Cost of revenues	$1,359	71.7%	$1,774	49.7%	$2,504	48.9%
Gross margin	$537	28.3%	$1,792	50.3%	$2,924	51.1%

Consolidated
Component material costs	$3,397	30.3%	$4,288	31.5%	$5,991	33.2%
Cost of revenues	$6,363	56.7%	$7,149	52.5%	$9,226	51.1%
Gross margin	$4,867	43.3%	$6,465	47.5%	$8,836	48.9%

First quarter gross margin was $4.9 million, or 43%, as compared with $6.5 million, or 48%, in the fourth quarter. The reduction in the gross margin was the result of an increase in our fixed manufacturing costs as a percentage of net revenues in the first quarter. Consolidated component material costs decreased from 31.5% in Q4 to 30.3% in Q1, reflecting lower component material costs in both our Thermal and EMS segments, reflecting more favorable product and customer mixes in both segments.

Fixed manufacturing costs decreased $12,834 or 1% sequentially, to $2.5 million in Q1 2020, and were less favorably absorbed in the first quarter due to the lower net revenues. As a result, these costs represented 21.8% of our net revenues in the first quarter as compared to 18.1% in the fourth quarter. The decrease in the dollar amount of our fixed manufacturing costs was driven by decreased salary and benefits in our Thermal segment.

Summary of Results of Operations

Results of operations in dollars and as a percentage of total net revenues in the periods presented:

($ in 000s, except per share data)	Three Months Ended
					Change				Change
	3/31/2020		12/31/2019		$	%	3/31/2019		$	%
Net revenues	$11,230	100.0%	$13,614	100.0%	$(2,384)	-17.5%	$18,062	100.0%	$(6,832)	-37.8%
Cost of revenues	6,363	56.7%	7,149	52.5%	(786)	-11.0%	9,226	51.1%	(2,863)	-31.0%
Gross margin	4,867	43.3%	6,465	47.5%	(1,598)	-24.7%	8,836	48.9%	(3,969)	-44.9%
Selling expense	2,052	18.3%	1,955	14.3%	97	5.0%	2,374	13.1%	(322)	-13.6%
R&D expense	1,292	11.5%	1,211	8.9%	81	6.7%	1,284	7.1%	8	0.6%
G&A expense	2,884	25.7%	2,703	19.9%	181	6.7%	3,737	20.7%	(853)	-22.8%
Operating expenses	6,228	55.5%	5,869	43.1%	359	6.1%	7,395	40.9%	(1,167)	-15.8%
Operating income (loss)	(1,361)	-12.2%	596	4.4%	(1,957)	-328.4%	1,441	8.0%	(2,802)	-194.4%
Other income (expense)	(32)	-0.2%	52	0.4%	(84)	161.5%	21	0.1%	(53)	252.4%
Pre-tax income (loss)	(1,393)	-12.4%	648	4.8%	(2,041)	-315.0%	1,462	8.1%	(2,855)	-195.3%
Income tax expense (benefit)	(250)	-2.2%	(76)	-0.5%	(174)	-228.9%	324	1.8%	(574)	-177.2%
Net income (loss)	$(1,143)	-10.2%	$724	5.3%	$(1,867)	257.9%	$1,138	6.3%	$(2,281)	200.4%

Diluted EPS	$(0.11)		$0.07				$0.11
Weighted Avg Shares - diluted	10,221		10,299				10,414

EBITDA	$(927)	-8.3%	$1,111	8.2%	$(2,038)	-183.4%	$1,960	10.9%	$(2,887)	-147.3%

Results of Operations Highlights

Selling expense increased by 5% sequentially to $2.1 million for the first quarter. The $97,000 increase in selling expense in the first quarter was driven by increased compensation costs and commission expense, which were partially offset by decreased advertising expenses and warranty costs.

Engineering and product development expense grew from $1.2 million for the fourth quarter to $1.3 million in the first quarter, an increase of $81,000 or 7% sequentially. The increase was driven by increased compensation costs and amounts spent on third-party consultants, partially offset by reduced patent legal costs.

General and administrative expense increased 7% sequentially to $2.9 million for the first quarter. The $181,000 increase was primarily driven by increased levels of professional fees and compensation costs, partially offset by reduced stock-based compensation expense and travel.

Other income was $32,000 in the first quarter compared to $52,000 in the fourth quarter. The reduction in other income was primarily driven by foreign exchange transaction losses in the first quarter compared to foreign exchange transaction gains in the fourth quarter.

Our loss for the first quarter drove the accrual of a $250,000 income tax benefit, which reflected an effective tax rate of 18%. This compares to a $76,000 income tax benefit booked in the fourth quarter, which reflected an effective tax rate of (12%). The income tax benefit booked in the fourth quarter was the result of reconciling the impact of the FDII deduction allowed under the new tax law which benefits companies that manufacture in the US and have significant overseas sales as well as book to tax return adjustments. We now expect that our effective tax rate will range from 16% to 17% throughout the balance of 2020 and the higher effective tax rate in the first quarter was driven by additional book to tax return adjustments.

For the quarter ended March 31, 2020, we had a net loss of $(1.1) million or $(0.11) per diluted share, compared to net earnings of $724,000 or $0.07 per diluted share for the fourth quarter.

Diluted weighted average shares outstanding were 10,220,853 for the first quarter of 2020. We issued 58,160 shares of restricted stock during the first quarter and repurchased 13,767 shares at a cost of $74,000 during the quarter under our buyback plan, which began on September 18, 2019. Through March 3, 2020, the date that we suspended repurchases under our buyback plan, we have repurchased 243,075 shares at a total cost of $1.2 million.

Depreciation expense was $155,000 for the first quarter (compared to $150,000 in the fourth quarter), while acquired intangible amortization was $311,000 (compared to $313,000 for the fourth quarter). Restricted stock compensation expense was $187,000 for the first quarter of 2020.

EBITDA decreased from $1.1 million for the fourth quarter to $(927,000) reported for the first quarter.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at the end of the first quarter were $7.3 million, down $294,000 from December 31, 2019. During the quarter we had cash flow used in operations of $(119,000) and spent $74,000 on the repurchase of our common stock. Today cash stands at $6.9 million.

We currently expect cash and cash equivalents to increase throughout 2020.

Accounts receivable decreased $1.2 million to $8.1 million at March 31, 2020 with 65 DSO.

Inventories increased $538,000 to $7.7 million at March 31, 2020, which corresponded to 195 days of inventory.

Capital expenditures during the first quarter were $80,000, down from $207,000 in the fourth quarter.

The backlog at the end of March was $8.1 million, up from $5.5 million at December 31, 2019.

Reconciliation of Net Earnings (Loss) (GAAP) to EBITDA (Non-GAAP)

($ in 000s)	Three Months Ended
	3/31/2020	12/31/2019	3/31/2019

Net earnings (loss) (GAAP)	$(1,143)	$724	$1,138
Acquired intangible amortization	311	313	317
Interest expense	-	-	-
Income tax expense (benefit)	(250)	(76)	324
Depreciation	155	150	181
EBITDA (Non-GAAP)	$(927)	$1,111	$1,960

Non-GAAP Results

In addition to disclosing results that are determined in accordance with GAAP, we also disclose EBITDA, which is a non-GAAP financial measure. EBITDA is derived by adding acquired intangible amortization, interest expense, income tax expense and depreciation to net earnings (loss). This non-GAAP financial measure is provided as a complement to the results provided in accordance with GAAP. EBITDA is a non-GAAP financial measure presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges, income tax expense (benefit) and depreciation as these expenses or income items may not be indicative of our current core business or future outlook. This non-GAAP financial measure is used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. A reconciliation from net earnings (loss) to EBITDA, is contained in the table above. The presentation of a non-GAAP financial measure is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

Forward-Looking Statements

This supplemental information includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of our plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. Our forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “plans,” “projects,” “forecasts,” “outlook,” or “anticipates” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this supplemental information, such risks and uncertainties include, but are not limited to, the impact of the COVID-19 pandemic on our business, liquidity, financial condition and results of operations, including as a result of evolving public health requirements in response to the pandemic such as government mandated facility closures, availability of employees, supply chain and distribution constraints, customers’ inability or refusal to accept product deliveries and the sufficiency of our current level of working capital to address the impact of the pandemic; indications of a change in the market cycles in the Semi Market or other markets we serve including as a result of the COVID-19 pandemic; changes in business conditions and general economic conditions both domestically and globally as a result of the COVID-19 pandemic; changes in the demand for semiconductors, generally and as a result of the COVID-19 pandemic; the success of our strategy to diversify our business by entering markets outside the Semi Market; the possibility of future acquisitions or dispositions and the successful integration of any acquired operations; the ability to borrow funds or raise capital to finance major potential acquisitions; changes in the rates of, and timing of, capital expenditures by our customers including as a result of the COVID-19 pandemic; progress of product development programs; increases in raw material and fabrication costs associated with our products including as a result of the COVID-19 pandemic; and other risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2019 and subsequent quarterly reports on Form 10-Q. Any forward-looking statement made by us in this supplemental information is based only on information currently available to us and speaks to circumstances only as of the date on which it is made. We undertake no obligation to update the information in this supplemental information to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

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